EXHIBIT 99.1

Important Factors Regarding Future Results

Information provided by the Company or its spokespersons, including information contained in this Quarterly Report to Shareholders, may from time to time contain forward-looking statements concerning projected financial performance, market and industry sector growth, product development and commercialization or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company’s management at the time such statements are made. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. Various important factors including, but not limited to, the following may cause the Company’s future results to differ materially from those projected in any forward-looking statement.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS: The Company may experience significant fluctuations in future quarterly operating results. Fluctuations may be caused by many factors, including the timing of new product releases or product enhancements by the Company or its competitors; the size and timing of individual orders, including a fluctuation in the demand for and the ability to complete large contracts; software errors or other product quality problems; competition and pricing changes; customer order deferrals in anticipation of new products or product enhancements; changes in demand for the Company’s products; changes in operating expenses; changes in the mix of software license and maintenance and service revenue; personnel changes; and general economic conditions. A substantial portion of the Company’s operating expenses is related to personnel, facilities and marketing programs. The level of personnel and related expenses cannot be adjusted quickly and is based, in significant part, on the Company’s expectation for future revenue. The Company does not typically experience significant order backlog. Further, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. During certain quarterly periods, the Company has been dependent upon receiving large orders of perpetual licenses involving the payment of a single up-front fee and, more recently, has shifted the business emphasis of its products to provide a collaborative solution to the Company’s customers. This emphasis has increased the Company’s average order size and increased the related sales cycle time for the larger orders. This shift may have the effect of increasing the volatility of the Company’s revenue and profit from period to period. As a result, product revenue in any quarter is substantially dependent upon sales completed in the latter part of that quarter, and revenue for any future quarter is not predictable with any significant degree of accuracy.

SEASONAL VARIATIONS: The Company’s business has experienced significant seasonality, including quarterly reductions in software sales resulting from the slowdown in Europe during the summer months, as well as from the seasonal purchasing and budgeting patterns of the Company’s customers.

ECONOMIC SLOWDOWN IN CERTAIN SECTORS: The Company’s sales are based significantly on end user demand for products in key industrial sectors. Many of these sectors periodically experience economic declines. These economic declines may be exacerbated by other economic factors, such as the recent increase in global energy prices. These economic factors may adversely affect the Company’s business by extending sales cycles and reducing revenue.

The Company has customers, who supply a wide spectrum of goods and services, in virtually all of the world’s major economic regions. The Company’s performance is materially impacted by general economic conditions and the performance of its customers. The Company’s management team forecasts macroeconomic trends and developments and integrates them through long-range planning into budgets, research and development strategies and a wide variety of general management duties. When forecasting future economic trends and technological developments, management does not have a comparative advantage. To the extent that the Company’s forecasts are in error by being overly optimistic or overly pessimistic about the performance of an economy or sector, the Company’s performance may be hindered because of a failure to properly match corporate strategy with economic conditions.

Terrorist attacks, other increased global hostilities and natural disasters have, at times, contributed to widespread uncertainty and speculation in the world financial markets. This uncertainty and speculation may result in further economic contraction, resulting in the suspension or delay of purchasing by our customers.

STOCK MARKET AND STOCK PRICE VOLATILITY: Market prices for securities of software companies have generally been volatile. In particular, the market price of the Company’s common stock has been, and may continue to be, subject to significant fluctuations as a result of factors affecting the Company, the software industry or the securities markets in general. Such factors include, but are not limited to, declines in trading price that may be triggered by the Company’s failure to meet the expectations of securities analysts and investors. The Company cannot provide assurance that in such circumstances the trading price of the Company’s common stock will recover or that it will not experience a further decline. Moreover, the trading price could be subject to additional fluctuations in response to quarter-to-quarter variations in the Company’s operating results, material announcements made by the Company or its competitors, conditions in the software industry generally or other events and factors, many of which are beyond the Company’s control.

RAPIDLY CHANGING TECHNOLOGY; NEW PRODUCTS; RISK OF PRODUCT DEFECTS: The Company operates in an industry generally characterized by rapidly changing technology and frequent new product introductions that can render existing products obsolete or unmarketable. A major factor in the Company’s future success will be its ability to anticipate technological changes and to develop and introduce, in a timely manner, enhancements to its existing products and new products to meet those changes. If the Company is unable to introduce new products and to respond quickly to industry changes, its business, financial condition, results of operations and cash flows could be materially adversely affected.

The introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace or that it will successfully manage the transition from existing products. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and the likelihood of errors is increased as a result of the Company’s commitment to accelerating the frequency of its product releases. There can be no assurance that errors will not be found in new or enhanced products after commencement of commercial shipments. Any of these problems may result in the loss of or delay in customer acceptance, diversion of development resources, damage to the Company’s reputation or increased service and warranty costs, any of which could have a material, adverse effect on the Company’s business, financial condition, results of operations and cash flows.

SALES OF NEW PRODUCTS: The Company continues to develop and introduce new software products. Certain of these products require a higher level of sales and support expertise. The ability of the Company’s sales channel, particularly the indirect channel, to obtain this expertise and to sell the new product offerings effectively could have an impact on the Company’s sales in future periods. Additionally, royalties and engineering service engagements associated with the new software products may result in the Company’s cost of sales increasing as a percentage of revenue in future periods.

DEPENDENCE ON DISTRIBUTORS: The Company continues to distribute a substantial portion of its products through its global network of independent, regional channel partners. The channel partners sell the Company’s software products to new and existing customers, expand installations within the existing customer base, offer consulting services and provide the first line of technical support. Consequently, the Company is highly dependent upon the efforts of the channel partners. Difficulties in ongoing relationships with channel partners, such as delays in collecting accounts receivable, failure to meet performance criteria or to promote the Company’s products as aggressively as the Company expects and differences in the handling of customer relationships could adversely affect the Company’s performance. Additionally, the loss of any major channel partner for any reason, including a channel partner’s decision to sell competing products rather than the Company’s products, could have a material adverse effect on the Company. Moreover, the Company’s future success will depend substantially on the ability and willingness of its channel partners to continue to dedicate the resources necessary to promote the Company’s products and to support a larger installed base of the Company’s products. If the channel partners are unable or unwilling to do so, the Company may be unable to sustain revenue growth.

Currently the Company is partially protected from exchange rate fluctuations among the U.S. Dollar and other currencies as a result of its indirect sales channel, which generally pays the Company in U.S. Dollars. The revenues and expenses associated with the Company’s international direct sales channel are subject to foreign currency exchange fluctuations and, as a result, the Company’s future financial results may be impacted by fluctuations in exchange rates. Additionally, any future changes to the Company’s sales channel involving proportionally higher direct sales from international locations could result in additional exposure to the foreign currency exchange fluctuations. This exposure could adversely impact the Company’s financial position and results of operations in future periods.

COMPETITION: The Company continues to experience intense competition across all markets for its products and services. Some of the Company’s current and possible future competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. These competitive pressures may result in decreased sales volumes, price reductions and/or increased operating costs, and could result in lower revenues, margins and net income.

DEPENDENCE ON SENIOR MANAGEMENT AND KEY TECHNICAL PERSONNEL: The Company is highly dependent upon the ability and experience of its senior executives and its key technical and other management employees. Although the Company has employment agreements with certain employees, the loss of these employees, or any of the Company’s other key employees, could adversely affect the Company’s ability to conduct its operations.

RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES: A majority of the Company’s business comes from outside the United States of America. Risks inherent in the Company’s international business activities include imposition of government controls, export license requirements, restrictions on the export of critical technology, products and services, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. Effective patent, copyright and trade secret protection may not be available in every foreign country in which the Company sells its products and services. The Company’s business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks.

As the Company continues to expand its direct sales presence in international regions, the portion of its revenue, expenses, cash, accounts receivable and payment obligations denominated in foreign currencies continues to increase. As a result, changes in currency exchange rates from time to time may affect the Company’s financial position, results of operations and cash flows.

Additionally, countries in certain international regions have continued to experience weaknesses in their currency, banking and equity markets. These weaknesses could adversely affect consumer demand for the Company’s products and ultimately the Company’s financial condition, results of operations and cash flows.

As the Company has grown, it has become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. As a result of the current economic slowdown, many companies are delaying or reducing technology purchases, which has had an impact on the Company’s visibility into the closing of new business, as opposed to its recurring business. This slowdown has also contributed to, and may continue to contribute to, reductions in sales, longer sales cycles and increased price pressure. Each of these items could adversely affect the Company’s sales in future periods.

The Company has historically received significant tax benefits related to its export activities. In October 2004, the American Jobs Creation Act of 2004 was signed into law and included replacement legislation for existing export benefits. This bill retains certain export benefits for transactions in the ordinary course of business under binding contracts with unrelated persons in effect on September 17, 2003. The phase-out of the existing export benefits associated with the pending legislation is summarized as follows:

Export Benefit Phase-out

2004	No Effect
2005	80% of otherwise-applicable benefits
2006	60% of otherwise-applicable benefits
2007 - beyond	Export Benefits Fully Eliminated

In addition to repealing the export tax benefits, the American Jobs Creation Act of 2004 provides significant tax relief for domestic manufacturers. Effective for taxable years beginning after December 31, 2004, qualifying entities will be able to deduct a certain percentage (as defined below) of the lesser of their qualified production activities income or their taxable income for a taxable year. The deduction, however, will be limited to 50% of an employer’s W-2 wages for a taxable year. Beginning in 2010, when the 9% deduction is fully phased in, corporations facing a marginal tax rate of 35% would be subject to an effective tax rate of 31.85% on qualifying income.

Manufacturing Income Deduction Phase-in

2004	No Effect
2005 - 2006	3% applicable deduction for qualified income
2007 - 2009	6% applicable deduction for qualified income
2010 - beyond	9% applicable deduction for qualified income

In 2004, export benefits reduced the Company’s effective tax rate by approximately 4.2%. The impact of the above legislation on the Company’s effective tax rate in 2005 is not expected to be significant. Any changes to taxation regulations in the jurisdictions in which the Company operates may have an adverse impact on the Company’s effective tax rate and decrease its net income in future periods.

DEPENDENCE ON PROPRIETARY TECHNOLOGY: The Company’s success is highly dependent upon its proprietary technology. Although the Company was awarded a patent by the U.S. Patent and Trademark Office for its Web-based reporting technology, the Company generally relies on contracts and the laws of copyright and trade secrets to protect its technology. Although the Company maintains a trade secrets program, enters into confidentiality agreements with its employees and distributors, and limits access to and distribution of its software, documentation and other proprietary information, there can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes upon the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company, or that, if asserted, such claims will not prevail.

INCREASED RELIANCE ON PERPETUAL LICENSES: Although the Company has historically maintained stable recurring revenue from the sale of software lease licenses, software maintenance subscriptions and third party royalties, it also has relied on sales of perpetual licenses that involve payment of a single up-front fee and that are more typical in the computer software industry. While revenue generated from software lease licenses, software maintenance subscriptions and third party royalties currently represents a portion of the Company’s software license revenue, to the extent that perpetual license revenue continues to represent a significant percentage of total software license revenue, the Company’s revenue in any period will depend increasingly on sales completed during that period.

RISKS ASSOCIATED WITH ACQUISITIONS: The Company has consummated and may continue to consummate certain strategic acquisitions in order to provide increased capabilities to its existing products, supply new products and services or enhance its distribution channels. In the future, the Company may not be able to identify suitable acquisition candidates or, if suitable candidates are identified, the Company may not be able to complete the business combination on commercially acceptable terms. Business acquisitions may result in devotion of significant management and financial resources. The ability of the Company to integrate the acquired businesses, including delivering sales and support, ensuring continued customer commitment, obtaining further commitments and challenges associated with expanding sales in particular markets and retaining key personnel, will impact the success of these acquisitions. If the Company is unable to properly and timely integrate the acquired businesses, there could be a material, adverse effect on the Company’s business, financial condition, results of operations and cash flows.

DISRUPTION OF OPERATIONS OR INFRASTRUCTURE FAILURES: A significant portion of the Company’s software development personnel, source code and computer equipment is located at operating facilities in the United States, Canada and Europe. The occurrence of a natural disaster or other unforeseen catastrophe at any of these facilities could cause interruptions in the Company’s operations, services and product development activities. Additionally, if the Company experiences problems that impair its business infrastructure, such as a computer virus, telephone system failure or an intentional disruption of its information technology systems by a third party, these interruptions could have a material, adverse effect on the Company’s business, financial condition, results of operations, cash flows and the ability to meet financial reporting timelines. Further, because the Company’s sales are not generally linear during any quarterly period, the potential adverse effects resulting from any of the events described above or any other disruption of the Company’s business could be accentuated if it occurs close to a quarter-end.

PERIODIC REORGANIZATION OF SALES FORCE: The Company relies heavily on its direct sales force. From time to time, the Company reorganizes and makes adjustments to its sales force in response to such factors as management changes, performance issues, market opportunities and other considerations. These changes may result in a temporary lack of sales production and may adversely impact revenue in future quarters. There can be no assurance that the Company will not restructure its sales force in future periods or that the transition issues associated with such a restructuring will not recur.

THIRD PARTY ROYALTY AGREEMENTS: The Company has agreements with third parties whereby it receives royalty revenues in return for the right of the third party to utilize the Company’s technology or embed the Company’s technology in the third party’s products. To the extent that the Company is unable to maintain these third party relationships, or that the third party is unsuccessful in selling the embedded products, there could be a material, adverse impact on the Company’s business, financial condition, results of operations and cash flows.

SALES FORECASTS: The Company makes many operational and strategic decisions based upon short- and long-term sales forecasts. The Company’s sales personnel continually monitor the status of all proposals, including the estimated closing date and the dollar amount of the sale, in order to forecast quarterly sales. These forecasts are subject to significant estimation and are impacted by many external factors. For example, a slowdown in information technology spending or economic factors could cause purchasing decisions to be delayed. A variation in actual sales activity from that forecasted could cause the Company to plan or to budget incorrectly and, therefore, could adversely affect the Company’s business, financial condition, results of operations and cash flows.

INCOME TAX ESTIMATES: The Company makes significant estimates in determining its worldwide income tax provision. These estimates involve complex tax regulations in a number of jurisdictions across the Company’s global operations and are subject to many transactions and calculations where the ultimate tax outcome is uncertain. Although the Company believes that its estimates are reasonable, the final outcome of tax matters could be different than the estimates reflected in the historical income tax provision and related accruals. Such differences could have a material impact on income tax expense and net income in the period in which such determination is made.

REGULATORY COMPLIANCE: Like all other public companies, the Company is subject to the rules and regulations of the Securities and Exchange Commission (“SEC”), including those that require the Company to report on and receive a certification from its independent accounting firm regarding the Company’s internal controls. Compliance with these requirements causes the Company to incur additional expenses and causes management to divert time from the day to day operation of the Company. While the Company anticipates being able to fully comply with these internal control requirements, if it is not able to comply with the Sarbanes-Oxley reporting or certification requirements relating to internal controls, the Company may be subject to sanction by the SEC or NASDAQ.

The Company’s sales to the Government of the United States must comply with the regulations set forth in the Federal Acquisition Regulations. Failure to comply with these regulations could result in penalties being assessed against the Company or an order preventing the Company from making future sales to the United States Government. Further, the Company’s international activities must comply with the export control laws of the United States, the Foreign Corrupt Practices Act and a variety of other laws and regulations of the United States of America and other countries in which the Company operates. Failure to comply with any of these laws and regulations could adversely affect the Company’s business, financial results, results of operation and cash flows.

CONTINGENCIES: The Company is involved in various investigations, claims and legal proceedings from time to time that arise in the ordinary course of its business activities. These proceedings currently include customary audit activities by various taxing authorities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company.

CHANGES IN EXISTING FINANCIAL ACCOUNTING STANDARDS OR TAXATION RULES: Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on the Company’s results of operations or the manner in which the Company conducts its business. Further, such changes could potentially affect the Company’s reporting of transactions completed before such changes are effective. For example, the Company is not currently required to record stock-based compensation charges to earnings in connection with stock option grants to its employees. However, the FASB issued SFAS 123R which will require the Company to record stock-based compensation charges to earnings for employee stock option grants commencing in the first quarter of fiscal 2006. Such charges will negatively impact the Company’s earnings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK: The Company is exposed to certain market risks, primarily foreign currency exchange rates, which arise from transactions entered into in the normal course of business. The Company seeks to minimize these risks primarily through its normal operating and financing activities.